EXHIBIT 5.1

Morris, Manning & Martin, LLP

3343 Peachtree Road

1600 Atlanta Financial Center

Atlanta, Georgia 30326

(404) 233-7000

November 22, 2005

Flag Financial Corporation

3475 Piedmont Road, N.E.

Suite 550

Atlanta, Georgia 30305

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Flag Financial Corporation, a Georgia corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), of a proposed offering of 784,299 shares of the Registrant’s common stock, par value $1.00 per share (the “Shares”), issuable pursuant to the First Capital Bancorp, Inc. Amended and Restated 1998 Non-Qualified Stock Option Plan and the First Capital Bancorp, Inc. Amended and Restated 1998 Incentive Stock Option Plan (collectively, the “Plans”).

We have examined and are familiar with the originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Registrant and to the authorization and issuance of Shares under the Plans as would be necessary and advisable for purposes of rendering this opinion. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this Opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Registrant and documents, records and instruments furnished to us by Registrant, without independent check or verification of their accuracy.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

MORRIS, MANNING & MARTIN, LLP

/s/ Morris, Manning & Martin, LLP